Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of Richmond Mutual Bancorporation, Inc. (i) of our report dated March 6, 2019 on our audits of the consolidated financial statements of Richmond Mutual Bancorporation, Inc., appearing in the Prospectus, which is part of this Registration Statement and (ii) our state tax opinion, which is an exhibit to this Registration Statement. We also consent to the references to our firm under the caption “Experts” in the Prospectus.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

April 22, 2019